Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@alliancedata.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@alliancedata.com

Alliance Data Reports Second Quarter Results
•	Sales Activity Improved Progressively Throughout the Second Quarter
•	Expense Reduction Programs Achieved Approximately $50 Million in Cost Savings
•	Additional Cost Savings of More than $100 Million Expected in Second Half of 2020
•	Credit Metrics Better than Expected
•	Investments in People and Technology to Drive Future Growth

COLUMBUS, Ohio, July 23, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the second quarter ended June 30, 2020.

Commenting on second quarter results, Ralph Andretta, president and chief executive officer of Alliance Data, said, “The second quarter was very challenging due to this unusual environment. The actions we took in 2019 and at the outset of COVID-19 supported better than expected performance for our overall business. Operating results at LoyaltyOne® were mixed. At AIR MILES®, expense reductions implemented late in 2019 and an enhanced product mix focused on items for the home resulted in a 5 percent increase in adjusted EBITDA, net on a constant-currency basis. At BrandLoyalty, revenue and adjusted EBITDA, net were down for the second quarter as grocer clients deferred loyalty spending into the second-half of 2020 and early 2021. Our Card Services business performed ahead of our COVID-19 expectations. Following a low point in April, activity increased progressively throughout the quarter as stores reopened, reaching a high point at the end of June. Payment trends remained relatively stable across the majority of our cardmember base, resulting in lower than expected delinquencies and net charge-offs. Given the uncertainty around macro-economic trends for the remainder of the year, we are maintaining an elevated reserve for loan loss, exceeding 13% of end of period receivables, which is an increase of more than 110 basis points from the first quarter of 2020. Expense management continues to play a large role in our quarterly results and will continue to do so for the remainder of the year. This is clearly illustrated with the approximately $50 million of cost savings from continuing operations across all of our business segments, resulting in positive earnings in the quarter.

Alliance Data Systems Corporation
July 23, 2020

“During this challenging period, our teams continued to execute effectively for cardmembers and clients across the enterprise, while maintaining teleworking protocols and ensuring safe on-site work environments. We have forbearance plans in place for cardmembers in need and are engaging with them regularly. The vast majority of our brick & mortar clients’ stores are now open, and we are working closely with clients on targeted programs and strategies to drive sales. These efforts are designed to support both store-based clients as well as ecommerce sales, as online channels continue to perform well. Additionally, we took actions to further reduce our cost structure and strengthen our credit risk profile, positioning Alliance Data for improved performance in the future.”

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2020	2019	% Change
Revenue	$979	$1,348	-27%
Income from continuing operations before income taxes (“EBT”)	$47	$194	-76%
Income from continuing operations	$38	$142	-73%
Net income	$38	$139	-72%
Income from continuing operations per diluted share (“EPS”)	$0.81	$2.71	-70%
Net income per diluted share	$0.81	$2.64	-69%
Diluted shares outstanding	47.7	52.6
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$258	$414	-38%
Adjusted EBITDA, net of funding costs (“adjusted EBITDA, net”)	$156	$310	-50%
Core earnings per diluted share (“core EPS”)	$1.86	$3.83	-51%
Pre-provision, pre-tax earnings	$297	$451	-34%

(a) See “Financial Measures” for a discussion of non-GAAP Financial Measures.

Consolidated revenue decreased 27% to $979 million compared to the second quarter of 2019. EBT decreased 76% to $47 million, while income from continuing operations decreased 73% to $38 million and EPS decreased 70% to $0.81, all compared to the second quarter of 2019.  Adjusted EBITDA, net decreased 50% to $156 million as compared to the second quarter of 2019. All metrics were lower than the prior year due primarily to lower revenue driven by lower volumes attributable to COVID-19.

Alliance Data Systems Corporation
July 23, 2020

SEGMENT RESULTS
Card Services: Revenue decreased 24% to $828 million, reflecting lower sales volumes and increased fee waivers due to COVID-19. Adjusted EBITDA, net decreased 56% to $127 million due to lower revenue, partly offset by a decline in operating expenses and the $7 million year-over-year decrease in the provision for loan loss. Net principal loss rates were 7.6% in the second quarter, up 150 basis points year-over-year, impacted by lower credit card receivables volume. Our delinquency rate of 4.3% improved 90 basis points from the prior year; delinquency rates benefitted from forbearance relief granted in connection with the pandemic. In the second quarter, we incurred a non-cash impairment charge of $34 million related to the underperformance of certain client programs and consolidation of our office locations.
LoyaltyOne®: Revenue decreased 40% to $151 million resulting from both fewer short-term loyalty programs in market due to the impact of COVID-19 and the sale of Precima® in January 2020, which accounted for $19 million of incremental revenue in last year’s second quarter. On a constant currency basis, while revenue was down 38% to $155 million, adjusted EBITDA, net decreased 11% to $45 million, benefitting from expense reductions and continuing cost management. AIR MILES® revenue decreased 28% on a constant currency basis, due primarily to the sale of Precima, as well as lower service revenue. Issuance of AIR MILES reward miles decreased 26%, reflecting a decline in discretionary spending, including credit card spend and delays in promotions by Sponsors. AIR MILES reward miles redemptions decreased 42%, reflecting the impact of the pandemic on travel-related categories, offset somewhat by strength from merchandise redemptions. BrandLoyalty revenue decreased 44% or $70 million on a constant currency basis due to a decline in programs resulting from retailer delays related to the deferral of major sporting events such as the UEFA Euro Championships and the Olympics.
SUMMARY AND OUTLOOK
“Alliance Data is moving forward thoughtfully within today’s uncertain business environment, adapting to and supporting the needs of our enterprise clients and cardmembers while strengthening our financial position and investing strategically to drive future growth,” said Andretta.“In Card Services, we are working closely with clients on adjusting in-store and online strategies and marketing plans that are most relevant to consumers’ changing shopping behaviors during this time. Home décor and beauty continue to be strong-performing verticals. We have signed multi-year Private Label Credit Card (“PLCC”) renewals including The Tile Shop, a specialty retailer of natural stone and man-made tiles and related materials. We launched a new PLCC commercial card program with Floor & Decor, offering financing plans and enhanced controls and functionality for small business owners. We also signed a new multi-channel PLCC agreement during the quarter with SalonCentric, a wholly-owned subsidiary of L’Oréal. SalonCentric is one of the largest U.S. wholesale distributors of professional salon and beauty supplies, with nearly 600 stores nationwide and a robust ecommerce channel.

Alliance Data Systems Corporation
July 23, 2020

“In our AIR MILES business, we are supporting Collectors and Sponsors by pivoting the reward portfolio to reflect more non-travel options. The business continues to renew with Sponsors, including a multi-year national renewal with Shell Canada Products, as it focuses on driving Collector engagement in key categories such as gasoline, grocery and liquor, which are deemed essential services.  For our Netherlands-based BrandLoyalty business, the grocery vertical remains strong as an essential consumer shopping category.”
Andretta continued, “Turning to expense management efforts, I am pleased to report that we achieved year-over-year cost savings of approximately $140 million in the first half of 2020, and we expect to realize additional cost savings in the second half of this year derived primarily from ongoing operating and procurement efficiencies. Based on recent trends and current visibility, we reaffirm our expectation that Alliance Data will remain EBT and cash flow positive in 2020, with sufficient liquidity to manage through a period of anticipated significant stress. We expect to enter 2021 as a much leaner organization with a flexible corporate structure that can respond quickly to changes in market dynamics.
“Additionally, we are making strategic investments in people, data management tools and digital capabilities that will further improve our competitive position and drive future growth. We are pleased to announce that financial services veteran Valerie (“Val”) Greer has joined Alliance Data as the Chief Commercial Officer, responsible for attracting and retaining brand partners and cardmembers, and driving profitable growth for the business. Most recently, Val headed the co-brand card business at Citi and was responsible for driving significant growth. The investments we are making underscore our commitment to restoring revenue growth and improved profitability over the long term,” Andretta concluded.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
July 23, 2020

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, pre-provision pre-tax earnings, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates the effect of the gain (loss) on the sale of a business, strategic transaction costs, asset impairments and restructuring and other charges.  Adjusted EBITDA, net is equal to adjusted EBITDA less securitization funding costs and interest expense on deposits. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, non-cash interest, gain (loss) on the sale of a business, strategic transaction costs, asset impairments, and restructuring and other charges. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.
Reconciliation of Non-GAAP Financial Measures
Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.alliancedata.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.
The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
July 23, 2020

Conference Call
Alliance Data will host a conference call on Thursday, July 23, 2020 at 8:30 a.m. (Eastern Time) to discuss the Company’s second quarter 2020 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 621-4642 and enter “7947787”. The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, July 23, 2020.
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.
Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.
Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
July 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$979.3	$1,348.5	$2,361.1	$2,682.7
Operating expenses:
Cost of operations	479.0	712.1	1,002.2	1,390.8
Provision for loan loss	250.1	257.3	906.0	509.5
Depreciation and amortization	41.3	41.8	80.1	88.2
Asset impairments	34.2	—	34.2	—
Total operating expenses	804.6	1,011.2	2,022.5	1,988.5
Operating income	174.7	337.3	338.6	694.2
Interest expense, net:
Securitization funding costs	42.7	51.6	92.6	108.8
Interest expense on deposits	58.9	53.2	119.2	102.0
Interest expense on long-term and other debt, net	26.1	38.7	54.4	76.6
Total interest expense, net	127.7	143.5	266.2	287.4
Income from continuing operations before income taxes	$47.0	$193.8	$72.4	$406.8
Income tax expense	8.6	51.4	4.0	86.1
Income from continuing operations	38.4	142.4	68.4	320.7
Loss from discontinued operations, net of taxes	—	(3.4)	—	(32.6)
Net income	$38.4	$139.0	$68.4	$288.1

Per share data:

Weighted average shares outstanding – basic	47.6	51.3	47.6	52.1
Weighted average shares outstanding – diluted	47.7	52.6	47.7	52.9

Basic – Income from continuing operations	$0.81	$2.72	$1.44	$6.08
Basic – Loss from discontinued operations	—	(0.07)	—	(0.62)
Basic – Net income	$0.81	$2.65	$1.44	$5.46

Diluted – Income from continuing operations	$0.81	$2.71	$1.43	$6.07
Diluted – Loss from discontinued operations	—	(0.07)	—	(0.62)
Diluted – Net income	$0.81	$2.64	$1.43	$5.45

Alliance Data Systems Corporation
July 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$4,960.0	$3,874.4
Credit card and loan receivables:
Credit card and loan receivables	15,809.0	19,463.1
Allowance for loan loss	(2,096.3)	(1,171.1)
Credit card and loan receivables, net	13,712.7	18,292.0
Credit card receivables held for sale	83.1	408.0
Redemption settlement assets, restricted	617.5	600.8
Right of use assets - operating	249.4	264.3
Intangible assets, net	109.6	153.3
Goodwill	944.3	954.9
Other assets	2,190.8	1,947.1
Total assets	$22,867.4	$26,494.8

Liabilities and Stockholders’ Equity
Deferred revenue	$894.3	$922.0
Deposits	11,221.5	12,151.7
Non-recourse borrowings of consolidated securitization entities	5,007.6	7,284.0
Long-term and other debt	3,203.1	2,849.9
Operating lease liabilities	299.5	314.3
Other liabilities	1,086.8	1,384.6
Total liabilities	21,712.8	24,906.5
Stockholders’ equity	1,154.6	1,588.3
Total liabilities and stockholders’ equity	$22,867.4	$26,494.8

Alliance Data Systems Corporation
July 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019

Cash Flows from Operating Activities:
Net income	$68.4	$288.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80.1	161.5
Deferred income taxes	131.4	(47.6)
Provision for loan loss	906.0	509.5
Non-cash stock compensation	11.0	51.3
Amortization of deferred financing costs	18.3	22.1
Change in operating assets and liabilities, net of sale of business	(179.8)	(38.3)
Other	32.1	143.1
Net cash provided by operating activities	1,067.5	1,089.7

Cash Flows from Investing Activities:
Change in redemption settlement assets	(18.7)	(2.0)
Change in credit card and loan receivables	3,053.4	(20.9)
Proceeds from sale of business	25.4	—
Sale of credit card portfolios	289.5	539.3
Purchase of credit card portfolios	—	(936.5)
Capital expenditures	(26.1)	(92.2)
Other	16.5	(2.0)
Net cash provided by (used in) investing activities	3,340.0	(514.3)

Cash Flows from Financing Activities:
Borrowings under debt agreements	650.0	2,077.3
Repayments of borrowings	(300.7)	(1,974.8)
Net (decrease) increase in deposits	(936.4)	742.8
Non-recourse borrowings of consolidated securitization entities	350.0	2,193.3
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(2,630.0)	(3,117.2)
Payment of deferred financing costs	(3.0)	(18.8)
Purchase of treasury shares	—	(222.8)
Dividends paid	(40.4)	(67.0)
Other	(1.1)	(9.4)
Net cash used in financing activities	(2,911.6)	(396.6)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.9)	8.2
Change in cash, cash equivalents and restricted cash	1,493.0	187.0
Cash, cash equivalents and restricted cash at beginning of period	3,958.1	3,967.7
Cash, cash equivalents and restricted cash at end of period	$5,451.1	$4,154.7

Note:  The cash flow statement is presented with the combined cash flows from discontinued operations with cash flows from continuing operations within each cash flow statement category.

Alliance Data Systems Corporation
July 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Segment Revenue:
LoyaltyOne	$151.1	$251.5	(40)%	$349.2	$455.3	(23)%
Card Services	828.2	1,096.9	(24)	2,011.9	2,227.3	(10)
Corporate/Other	—	0.1	nm*	—	0.1	nm*
Total	$979.3	$1,348.5	(27)%	$2,361.1	$2,682.7	(12)%

Segment Earnings Before Taxes:
LoyaltyOne	$24.0	$27.5	(13)%	$70.6	$50.5	40%
Card Services	70.3	262.8	(73)	102.4	529.7	(81)
Corporate/Other	(47.3)	(96.5)	(51)	(100.6)	(173.4)	(42)
Total	$47.0	$193.8	(76)%	$72.4	$406.8	(82)%

Segment Adjusted EBITDA, net:
LoyaltyOne	$43.9	$51.0	(14)%	$101.7	$106.1	(4)%
Card Services	127.1	287.2	(56)	174.2	582.1	(70)
Corporate/Other	(14.8)	(28.6)	(48)	(36.2)	(62.0)	(42)
Total	$156.2	$309.6	(50)%	$239.7	$626.2	(62)%

Key Performance Indicators:
Credit sales	$4,799	$7,551	(36)%	$10,898	$13,867	(21)%
Average receivables	$16,116	$16,798	(4)%	$17,205	$16,824	2%
Gross yield	20.4%	23.9%	(3.5)%	23.2%	24.0%	(0.8)%
Net principal loss rate	7.6%	6.1%	1.5%	7.3%	6.3%	1.0%
Delinquency rate	4.3%	5.2%	(0.9)%	4.3%	5.2%	(0.9)%
AIR MILES reward miles issued	1,053	1,423	(26)%	2,369	2,681	(12)%
AIR MILES reward miles redeemed	608	1,050	(42)%	1,602	2,139	(25)%

* nm-not meaningful

Alliance Data Systems Corporation
July 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA and Adjusted EBITDA, net:
Income from continuing operations	$38.4	$142.4	$68.4	$320.7
Income tax expense	8.6	51.4	4.0	86.1
Total interest expense, net	127.7	143.5	266.2	287.4
Depreciation and other amortization	20.3	19.3	37.7	39.9
Amortization of purchased intangibles	21.0	22.5	42.4	48.3
Stock compensation expense	6.2	10.2	11.0	21.6
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	2.6	2.7	3.3	2.7
Asset impairments (3)	34.2	—	34.2	—
Restructuring and other charges (4)	(1.2)	22.4	(7.7)	30.3
Adjusted EBITDA	$257.8	$414.4	$451.5	$837.0
Less: Funding costs (5)	101.6	104.8	211.8	210.8
Adjusted EBITDA, net of funding costs	$156.2	$309.6	$239.7	$626.2

Core Earnings:
Income from continuing operations	$38.4	$142.4	$68.4	$320.7
Add back: non-cash/ non-operating items:
Stock compensation expense	6.2	10.2	11.0	21.6
Amortization of purchased intangibles	21.0	22.5	42.4	48.3
Non-cash interest (6)	8.8	9.5	18.3	18.7
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	2.6	2.7	3.3	2.7
Asset impairments (3)	34.2	—	34.2	—
Restructuring and other charges (4)	(1.2)	22.4	(7.7)	30.3
Income tax effect (7)	(21.3)	(8.3)	(37.5)	(39.1)
Core earnings	$88.7	$201.4	$124.4	$403.2

Weighted average shares outstanding – diluted	47.7	52.6	47.7	52.9
Core earnings per share – diluted	$1.86	$3.83	$2.61	$7.62

Pre-provision pre-tax earnings:
Income from continuing operations before income taxes	$47.0	$193.8	$72.4	$406.8
Provision for loan loss	250.1	257.3	906.0	509.5
Pre-provision pre-tax earnings	$297.1	$451.1	$978.4	$916.3

(1)	Represents gain on sale of Precima in January 2020, net of strategic transaction costs. Precima was included in the Company’s LoyaltyOne segment.
(2)	Represents costs for professional services associated with strategic initiatives.
(3)	Represents asset impairment charges recorded in the second quarter of 2020, related to deferred contract costs and certain right of use assets.
(4)
Represents costs associated with restructuring and other exit activities. In 2020, the amounts consist of adjustments to our liability associated with restructuring and other charges recorded for cost saving initiatives executed in 2019.

(5)	Represents interest expense on deposits and securitization funding costs.
(6)	Represents amortization of debt issuance costs.
(7)	Represents the tax effect including the related non-GAAP measure adjustments using the expected effective annual tax rate.

Alliance Data Systems Corporation
July 23, 2020

	Three Months Ended June 30, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$23.8	$171.9	$(21.0)	$174.7
Depreciation and amortization	18.4	22.1	0.8	41.3
Stock compensation expense	1.5	1.8	2.9	6.2
Gain on sale of business, net of strategic transaction costs	—	—	—	—
Strategic transaction costs	0.1	—	2.5	2.6
Asset impairments	—	34.2	—	34.2
Restructuring and other charges	0.1	(1.3)	—	(1.2)
Adjusted EBITDA	43.9	228.7	(14.8)	257.8
Less: Funding costs	—	101.6	—	101.6
Adjusted EBITDA, net	$43.9	$127.1	$(14.8)	$156.2

	Three Months Ended June 30, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$28.3	$367.6	$(58.6)	$337.3
Depreciation and amortization	19.6	20.8	1.4	41.8
Stock compensation expense	2.9	3.6	3.7	10.2
Strategic transaction costs	0.2	—	2.5	2.7
Restructuring and other charges	—	—	22.4	22.4
Adjusted EBITDA	51.0	392.0	(28.6)	414.4
Less: Funding costs	—	104.8	—	104.8
Adjusted EBITDA, net	$51.0	$287.2	$(28.6)	$309.6

	Six Months Ended June 30, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$70.3	$314.2	$(45.9)	$338.6
Depreciation and amortization	36.6	41.8	1.7	80.1
Stock compensation expense	2.5	3.6	4.9	11.0
Gain on sale of business, net of strategic transaction costs	(8.0)	—	—	(8.0)
Strategic transaction costs	0.2	—	3.1	3.3
Asset impairments	—	34.2	—	34.2
Restructuring and other charges	0.1	(7.8)	—	(7.7)
Adjusted EBITDA	101.7	386.0	(36.2)	451.5
Less: Funding costs	—	211.8	—	211.8
Adjusted EBITDA, net	$101.7	$174.2	$(36.2)	$239.7

	Six Months Ended June 30, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$52.4	$740.5	$(98.7)	$694.2
Depreciation and amortization	39.8	45.0	3.4	88.2
Stock compensation expense	5.8	7.4	8.4	21.6
Strategic transaction costs	0.2	—	2.5	2.7
Restructuring charges	7.9	—	22.4	30.3
Adjusted EBITDA	106.1	792.9	(62.0)	837.0
Less: Funding costs	—	210.8	—	210.8
Adjusted EBITDA, net	$106.1	$582.1	$(62.0)	$626.2